                                                                     Exhibit 2.2


                              SERVICES AGREEMENT

                                  dated as of

                                August 16, 2001

                                    between

                                   LBH, Inc.

                                      and

                               The Limited, Inc.

                                              Article 1
                                             Definitions

Section 1.01.     Definitions.........................................................................         1
Section 1.02.     Internal Reference..................................................................         4

                                              Article 2
                                    Purchase and Sale of Services

Section 2.01.     Purchase and Sale of Services.......................................................         4
Section 2.02.     Additional Services.................................................................         4

                                              Article 3
                                            Service Costs

Section 3.01.     Service Costs Generally.............................................................         5
Section 3.02.     Subcontractors......................................................................         6
Section 3.03.     Title to Equipment; Methods.........................................................         6
Section 3.04.     Customary Billing...................................................................         6
Section 3.05.     Pass-Through Billing................................................................         6
Section 3.06.     Percent of Sales Billing............................................................         7
Section 3.07.     Capital Investments.................................................................         7
Section 3.08.     Invoicing and Settlement of Costs...................................................         7
Section 3.09.     Amended Schedules...................................................................         9

                                              Article 4
                                Provision of Services; Indemnification

Section 4.01.     General Standard of Service.........................................................        10
Section 4.02.     Ownership of Products...............................................................        10
Section 4.03.     Review Meetings.....................................................................        11
Section 4.04.     Limitation of Liability.............................................................        11
Section 4.05.     Indemnification of The Limited by Lane Bryant.......................................        12
Section 4.06.     Indemnification of Lane Bryant by The Limited; Mitigation of Damages................        13
Section 4.07.     Notice of Certain Matters...........................................................        13
Section 4.08.     Indemnification Procedures..........................................................        13

                                              Article 5
                                         Term and Termination

Section 5.01.     Term................................................................................        15
Section 5.02.     Termination of the Parties..........................................................        15
Section 5.03.     Effect of Termination...............................................................        16
Section 5.04.     Notification of Change of Control...................................................        17
Section 5.05.     Change of Control of Parent.........................................................        17

                                              Article 6
                                            Miscellaneous

Section 6.01.     Confidential Information; Non-Solicitation..........................................        17
Section 6.02.     Audits..............................................................................        18
Section 6.03.     No Agency...........................................................................        19
Section 6.04.     Force Majeure.......................................................................        19
Section 6.05.     Entire Agreement; Successors and Assigns............................................        20
Section 6.06.     Notices.............................................................................        20
Section 6.07.     Governing Law.......................................................................        21
Section 6.08.     Jurisdiction........................................................................        22
Section 6.09.     WAIVER OF JURY TRIAL................................................................        22
Section 6.10.     Severability........................................................................        22
Section 6.11.     Amendment...........................................................................        22
Section 6.12.     Counterparts........................................................................        22
Section 6.13.     Headings; Interpretation and Construction...........................................        23
Section 6.14.     Mutual Contribution.................................................................        23


Schedule I              Human Resources and Benefits Services
Schedule II             Information Technology Services
Schedule III            Logistics and Related Services
Schedule IV             Store Design and Store Construction Services
Schedule V              Real Estate Services
Schedule VI             Tax Services for the United States
Schedule VII            Treasury and Cash Management Services
Schedule VIII           Production and Sourcing Support Services
Schedule IX             Cafeteria
Schedule X              Building Security
Schedule XI             Travel

                              SERVICES AGREEMENT

     This Services Agreement (this "Agreement") is entered into as of August 16, 2001 by and between LBH, Inc., a Delaware corporation ("Lane Bryant"), and The Limited, Inc., a Delaware corporation ("The Limited").

                             W I T N E S S E T H:

     WHEREAS, Venice Acquisition Corporation, a Delaware corporation ("Buyer"), has acquired all of the outstanding capital stock of Lane Bryant pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of July 9, 2001, among The Limited, LFAS, Inc., Buyer and Charming Shoppes, Inc. ("Parent");

     WHEREAS, The Limited has heretofore provided to Lane Bryant and its Subsidiaries certain administrative, financial, management and other services; and

     WHEREAS, Lane Bryant desires to obtain certain services from The Limited, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  Definitions

     Section 1.01. Definitions. (a) All terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement. The following terms, as used herein, have the following meanings, applicable to both the singular and the plural forms of the terms described:

     "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

     "Building" has the meaning ascribed to it in the HQ Lease.

     "Change of Control of Lane Bryant" means (1) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group or Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 35% or more of the Total Voting Power of Lane Bryant or any of its Subsidiaries; (2) any transaction or arrangement pursuant to which any Person possesses, directly or indirectly, the power to direct or to cause the direction of the management or policies of Lane Bryant or any Subsidiary of Lane Bryant or any of their respective businesses, whether through the ownership of voting securities, by contract or otherwise; (3) any merger, consolidation or other business combination of Lane Bryant or any

Subsidiary of Lane Bryant with any Person after giving effect to which (x) the shareholders of Lane Bryant immediately prior to such transaction do not own at least 65% of the Total Voting Power of the ultimate parent entity of the parties to such transaction, or (y) individuals who were directors of Lane Bryant immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity; or, (4) the direct or indirect acquisition by any Person or group of Persons of 50% or more of the assets of Lane Bryant; provided that Parent may cause the transfer of the capital stock of Lane Bryant to, or merger of Lane Bryant with, any of its wholly-owned Subsidiaries and such transaction shall not result in a Change of Control of Lane Bryant; provided, further, that such Subsidiary shall be bound by all of the terms and conditions of this Agreement and that no such transfer shall relieve Parent of its obligations hereunder. For purposes of this Agreement, a Change of Control of Parent shall not result in a Change of Control of Lane Bryant.

     "Change of Control of Parent" means (1) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group or Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 35% or more of the Total Voting Power of Parent; (2) any transaction or arrangement pursuant to which any Person possesses, directly or indirectly, the power to direct or to cause the direction of the management or policies of Parent or its businesses, whether through the ownership of voting securities, by contract or otherwise; (3) any merger, consolidation or other business combination of or involving Parent with any Person after giving effect to which (x) the shareholders of Parent immediately prior to such transaction do not own at least 65% of the Total Voting Power of the ultimate parent entity of the parties to such transaction, or (y) individuals who were directors of Parent immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity; or, (4) the direct or indirect acquisition by any Person or group of Persons of 50% or more of the assets of Parent.

     "Limited Entities" means The Limited and its Subsidiaries, and "Limited Entity" shall mean any of the Limited Entities.

     "Premises" has the meaning ascribed to it in the HQ Lease.

     "Products" means apparel and accessory (of a type typically sold by Lane Bryant) merchandise acquired for re-sale by Lane Bryant.

     "Schedules" means Schedules I, II, III, IV, V, VI, VII, VIII, IX, X and XI hereto and any additional Schedule hereto by written agreement of the parties.

     "Services" means one or more of the various services described in any of the Schedules.

     "Subsidiary" means, at any time, with respect to any Person (the "Subject Person"), (1) any Person of which either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or (2) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with generally accepted accounting principles in effect in the country in which the Subject Person is incorporated.

     "Total Voting Power" with respect to any Person means the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

     Term                                    Section
     ----                                    -------
     Actions                                   4.05
     Additional Services                       2.02
     Allocated Cost                            3.01
     Capital Investments                       3.07
     Change of Control Notice                  5.04
     Confidential Information                  6.01
     Cost Component(s)                         3.01
     Customary Billing                         3.04
     Damages                                   4.05
     Employee Welfare Plans                    4.05
     Equipment                                 3.03
     Force Majeure                             6.04
     Indemnified Party                         4.08
     Indemnified Person                        4.06
     Indemnifying Party                        4.08
     Lane Bryant Indemnified Person            4.06
     Limited Indemnified Person                4.08
     Net Sales Ratio                           3.06
     Non-Compliance Notice                     4.07
     Pass-Through Billing                      3.05
     Payment Date                              3.07
     Percent of Sales Billing                  3.06
     Proposed Change                           3.09
     Review Meetings                           4.03
     Service Costs                             3.01
     Significant Increase                      3.09

     Term                                    Section
     ----                                    -------
     Specific Billing                          3.01
     Subcontractor                             3.02

     Section 1.02. Internal Reference. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE 2
                         Purchase and Sale of Services

     Section 2.01. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement, The Limited agrees to provide to Lane Bryant, or procure the provision to Lane Bryant of, and Lane Bryant agrees to purchase from The Limited, the Services.

     (b) Notwithstanding anything herein to the contrary, (1) the Services to be provided to Lane Bryant under this Agreement shall, at Lane Bryant's request, be provided to any Subsidiary of Lane Bryant so long as such Subsidiary is focused primarily on the sale of, or supporting the sale of, Large Size Women's Clothing, (2) The Limited shall have the right, in its sole and absolute discretion, to satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries (directly or through one or more Subcontractors as set forth in Section 3.02) to provide or procure such Services in the manner set forth on the Schedules, and (3) in no event shall The Limited be required to provide Lane Bryant with any Service for any fiscal year at volumes or levels more than 110% of the volumes or levels provided to Lane Bryant in the immediately preceding fiscal year with respect to such Service. With respect to Services provided to, or procured on behalf of, any Subsidiary of Lane Bryant, Lane Bryant agrees to pay or to cause such Subsidiary to pay all amounts payable by or in respect of such Services pursuant to this Agreement.

Notwithstanding anything in this Agreement to the contrary, The Limited shall not be obligated to provide any Service where the consent of a third party is related to and reasonably required for the provision of such Service. The Limited and Lane Bryant shall use their reasonable commercial efforts to cooperate in obtaining any such consent (the terms of which shall not impose any obligations or conditions on The Limited) and Lane Bryant shall bear any and all costs incurred in connection with the obtaining of such consent.

     Section 2.02. Additional Services. In addition to the Services to be provided or procured by The Limited in accordance with Section 2.01, if requested by Lane Bryant, and to the extent that The Limited and Lane Bryant may mutually agree, The Limited shall provide additional services to Lane Bryant (the "Additional Services"). The scope of any such Additional Services, as well as the term, costs, and other terms and conditions applicable to such Additional Services, shall be as mutually agreed by The Limited and Lane Bryant and shall be reflected in amendments or additions to the Schedules as mutually agreed by The Limited and Lane Bryant. It is understood and agreed that (1) The Limited shall be under no obligation to provide or procure any such Additional Service requested by Lane Bryant and (2) any decision to provide or procure any such Additional Service shall be made by The Limited in its sole discretion; provided, however, that The Limited, in its reasonable discretion, shall provide Additional Services consistent with those customarily provided generally to Limited Entities.

                                   ARTICLE 3
                                 Service Costs

     Section 3.01. Service Costs Generally. (a) The Schedules indicate, with respect to each Service listed therein, whether the costs to be charged to Lane Bryant for such Service are determined by (1) the customary billing method described in Section 3.04 ("Customary Billing"), (2) the pass-through billing method described in Section 3.05 ("Pass-Through Billing"), (3) the percentage of net sales method described in Section 3.06 ("Percent of Sales Billing"), (4) a specific billing method to be mutually agreed upon by Lane Bryant and The Limited ("Specific Billing") or (5) some combination thereof. The amounts calculated by the Limited Entities pursuant to the Customary Billing, Pass-Through Billing, Percent of Sales Billing and Specific Billing methods applicable to Services provided to Lane Bryant and charged to Lane Bryant as provided herein are collectively referred to herein as the "Service Costs."

     (b) Lane Bryant agrees to pay to The Limited or its designee in the manner set forth in Section 3.08 the Service Costs applicable to each of the Services actually provided or procured by The Limited.

     (c) The Service Costs calculated pursuant to each of the specific billing methods described herein may include without limitation one or more of the following costs: (1) direct costs incurred by the Limited Entities in providing the Services, (2) a reasonably and fairly allocated portion of costs or expenses (including without limitation service-specific overhead costs and the costs of depreciation of new and existing assets) incurred by one or more of the Limited Entities in providing services to one or more of the Limited Entities, their Affiliates and Lane Bryant (each, an "Allocated Cost"), and (3) third party costs incurred by the Limited Entities in providing the Services (each of (1)-(3), a "Cost Component," and collectively, the "Cost Components"). In the discretion of The Limited, one or more of the Limited Entities may charge Lane Bryant directly for Allocated Costs whether or not the remaining allocable portion of such costs attributed to other businesses of The Limited (the "Non-Lane Bryant Costs") are directly or indirectly charged to such other business by the Limited Entities; provided that The Limited shall in no event charge such Non-Lane Bryant Costs to Lane Bryant.

     (d) The parties intend and agree that the methods of calculation of each of the Service Costs hereunder shall be sufficient to permit the Limited Entities to receive full reimbursement for all fully absorbed costs and expenses incurred directly or indirectly by the Limited Entities in connection with the provision of the Services (including without limitation one or more of the Cost Components), but shall not contain a mark-up, profit or premium in excess of fully absorbed costs and expenses except as may otherwise be provided herein.

     Section 3.02. Subcontractors. The Limited shall have the right, directly or through one or more Subsidiaries, to hire or engage one or more subcontractors or other third parties (each, a "Subcontractor") to perform all or any of its obligations under this Agreement; provided that The Limited shall remain ultimately responsible for ensuring that the obligations with respect to the nature, quality and standards of care set forth in Section 4.01 hereof are satisfied with respect to any Services provided by any Subcontractor. In hiring or engaging any Subcontractor pursuant to this Section, The Limited shall ensure that the terms of such arrangement (including, without limitation, the price and applicable standards of quality to be charged or maintained by the Subcontractor for such Services) are no less favorable than the terms (taken as a whole) and applicable standards of quality (taken as a whole) which The Limited would be able to obtain for itself or its Subsidiaries with respect to such Services.

     Section 3.03. Title to Equipment; Methods. (a) All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by any Limited Entity in connection with the provision of Services hereunder (collectively, the "Equipment") shall remain the property of such Limited Entity and shall at all times be under the sole direction and control of The Limited.

     (b) Notwithstanding any other provisions of this Agreement, but subject to the terms of Section 4.01 of this Agreement, The Limited shall have the right in its sole discretion to modify or change the methods of operation and delivery of the Services; provided that such modifications or methods do not discriminate against Lane Bryant and its Subsidiaries as compared with the methods of operation and delivery of the Services to the Limited Entities.

     Section 3.04. Customary Billing. The costs of Services to which the Customary Billing method applies shall, subject to Section 3.01(c), be calculated on a basis that is equivalent to the basis on which costs are attributed (whether through direct or indirect charges, allocations or otherwise) from time to time to other businesses operated by The Limited for comparable services, which may include without limitation one or more of the Cost Components.

     Section 3.05. Pass-Through Billing. The costs of Services to which the Pass-Through Billing method applies shall, subject to Section 3.01(c), be equal to the aggregate amount of the third-party costs and expenses incurred (which costs shall include but not be limited to adjustments for attributable rebates and the costs incurred in connection with obtaining the consent of any party to a contract or agreement to which any Limited Entity is a party where such consent is related to and reasonably required for the provision of any Service) by any Limited Entity on behalf of Lane Bryant.

     Section 3.06. Percent of Sales Billing. The costs of Services to which the Percent-of-Sales Billing method applies shall, subject to Section 3.01(c), be equal to the amount obtained by multiplying (x) the aggregate cost incurred each month by the Limited Entities in providing such Services to one or more businesses of The Limited and to Lane Bryant by (y) the Net Sales Ratio for such month. "Net Sales Ratio" means the net sales of Lane Bryant for a particular month divided by the aggregate net sales of all businesses of The Limited, combined with the net sales of Lane Bryant, to which costs for such month are being allocated. In order to permit The Limited to calculate the billing method provided for in this Section 3.06 (and for no other purpose), Lane Bryant shall provide The Limited with all necessary sales information not later than the close of business on the first Business Day immediately following such calendar month.

     Section 3.07. Capital Investments. (a) Subject to clauses (b)-(c) hereto, The Limited shall have the right from time to time to make such capital investments as one or more of the Limited Entities deems reasonably necessary to support performance of the Services. Costs incurred by The Limited in connection with such capital investments (including without limitation transportation and installation costs) ("Capital Investments") shall be part of the Service Costs and shall be reimbursed by Lane Bryant pursuant to the procedures set forth in
Section 3.08(c).

     (b) Capital Investments incurred by The Limited on Lane Bryant's behalf in connection with store design and construction shall be paid for by Lane Bryant directly or through the Pass-Through Billing method.

     (c)  For Capital Investments specifically incurred on behalf of Lane
Bryant which support the Services hereunder, Lane Bryant shall reimburse The Limited for, and shall retain title to, such Capital Investments. The Limited shall consult with Lane Bryant with respect to any such Capital Investment in excess of $100,000; provided that if Lane Bryant declines to pay for such Capital Investment, The Limited may terminate such Service if, in the reasonable judgment of The Limited, the provision of such Service is not practicable without the making of such Capital Investment.

     Section 3.08. Invoicing and Settlement of Costs. (a) The Limited shall (or shall cause one or more of the Limited Entities to) invoice the Chief Financial Officer of Lane Bryant on a monthly basis (not later than the fifteenth day of the following month), for the Service Costs incurred in the prior month, and will provide to Lane Bryant the same billing data and level of detail as The Limited customarily provides to the other businesses operated by The Limited and such other data as may be reasonably requested by Lane Bryant. The Limited shall use its commercially reasonable best efforts to cause invoices to be presented to Lane

Bryant on the schedule set forth in this Article 3, but no delay in presentation of an invoice shall affect Lane Bryant's obligation to pay the full amount of such invoice on the terms set forth herein.

     (b) Except as provided in Section 3.08(d) or as specifically provided for in any Schedule hereto, Lane Bryant agrees to pay on or before 30 days after the date on which The Limited invoices Lane Bryant of the Service Costs, all amounts (other than amounts disputed in good faith by prior notice to The Limited) invoiced by The Limited pursuant to Section 3.08(a). Such payments shall be made by Lane Bryant, at its option, through one of the following methods: (1) by check or (2) by wire transfer of immediately available funds payable to the order of The Limited. If any check payable to The Limited under this Agreement is not received by The Limited within 5 days after date on which such payment was due, Lane Bryant shall cancel such check and deliver to The Limited within two Business Days all such amounts due by wire transfer of immediately available funds.

     (c) Subject to Section 3.07(c), Lane Bryant shall pay, by check or other methods mutually agreeable to the parties, The Limited all amounts with respect to Capital Investments within 10 Business Days of the date on which The Limited invoices Lane Bryant of such Capital Investments (either in whole or on a percentage of completion basis). The Limited shall be under no obligation to make any Capital Investment before receipt of Lane Bryant's advance payment for such expenditure.

     (d) If Lane Bryant fails to pay any monthly payment within 15 days of the relevant payment date (other than amounts disputed in good faith by prior notice to The Limited), Lane Bryant shall be obligated to pay, in addition to the amount due on such payment date, interest on such amount at the greater of (1) 12% and (2) the Reference Rate plus 5%, in each case per annum compounded monthly from the relevant payment date through the date of payment; provided that such interest rate shall not exceed the maximum rate permitted by applicable law. All payments made shall be applied first to unpaid interest and then to amounts billed but unpaid. If Lane Bryant fails to pay the full amount of any invoice within 30 days of the relevant payment date, such failure shall be considered a material breach of this Agreement (except to the extent of any invoiced amounts reasonably disputed by Lane Bryant in good faith) and to the extent the aggregate amount of such overdue unpaid invoices exceeds $75,000, The Limited may, without liability, suspend its obligations hereunder to provide any and all Services to Lane Bryant until such time as such invoices have been paid in full (except to the extent of any invoiced amounts disputed by Lane Bryant in good faith by prior notice to The Limited); provided, that this sentence may be invoked only after 30 days' prior notice to Lane Bryant of the payment delinquency.

     (e) For certain Services, as reasonably deemed appropriate from time to time by the Limited Entities, Service Costs may be billed to Lane Bryant on an estimated basis. In such cases the method of estimation will be reasonably determined by The Limited and will be made available to Lane Bryant. Any estimated costs billed pursuant to this Section 3.08(e) shall be invoiced and paid pursuant to the procedures set forth in this Section 3.08. At such point in time as the actual costs for any Services previously billed on an estimated basis are determined, The Limited will notify Lane Bryant of such actual costs and will notify Lane Bryant if any adjustment is necessary to reimburse one party for any difference between the actual and estimated costs. If in any case
(1) an adjustment is necessary in favor of Lane Bryant, The Limited will reimburse Lane Bryant for the amount of such adjustment at the time such notice is given and (2) an adjustment is necessary in favor of The Limited, Lane Bryant shall reimburse The Limited for the amount of such adjustment no later than 30 days after receipt of such notice. The Limited shall have the right to notify Lane Bryant of such adjustment and, as applicable, to receive payment from Lane Bryant or make payment to Lane Bryant for the amount of such difference, whether or not such notification and adjustment is made with respect to any Limited Entity receiving comparable services.

     (f) Notwithstanding anything in this Agreement to the contrary, Lane Bryant shall not offset amounts due or payable hereunder to The Limited with any amounts owing to Lane Bryant or its Affiliates under this Agreement, the Stock Purchase Agreement or any other agreement or arrangement.

     Section 3.09. Amended Schedules. (a) Prior to January 31 of each year for so long as the relevant Services continue to be provided under this Agreement, The Limited may prepare and deliver to Lane Bryant amended versions of the Schedules, setting forth with respect to the Services described in such Schedules, proposed changes in any of the methodologies used to calculate the Service Costs (each, a "Proposed Change") and, to the extent available, the Service Costs estimated to be payable for such Services for the then current Fiscal Year of The Limited. Except as Lane Bryant and The Limited may otherwise agree, and except as specifically described in this Agreement, any Proposed Change shall (1) be on terms and conditions no less favorable than the terms and conditions on which costs are calculated and charged to any Limited Entity to which comparable services are provided, (2) not burden Lane Bryant with charges in excess of fully absorbed costs incurred by the Limited Entities consistent with Section 3.01(d) and the cost methodologies set forth herein, and (3) be accompanied by a statement providing reasonable justification of, and support for, such Proposed Change. Upon receipt of any notice of a Proposed Change, Lane Bryant shall, within 21 days, provide a written statement to The Limited stating any objection to the Proposed Change and the reasons therefor. The Limited and Lane Bryant shall work together in good faith to resolve any such objections in a manner reasonably satisfactory to both parties. In any case, after all Proposed Changes for a fiscal year have been submitted to Lane Bryant, The Limited shall be available for a meeting at Lane Bryant's request to review all such Proposed Changes prior to the date such Proposed Changes are to take effect. Subject to Section 3.09(b), all Proposed Changes shall take effect no sooner than 60 days after notification to Lane Bryant of such Proposed Changes, but not before February 1 of the applicable fiscal year (e.g., a Proposed Change delivered in November 2001 would take effect on February 1, 2002).

     (b) Notwithstanding any other provision of this Agreement, if a Proposed Change for a particular Service would result in a significant increase in the amount of Service Costs that Lane Bryant would be obligated to pay under this Agreement as compared to those that would be payable were such Proposed Change not made, then Lane Bryant shall have the right during such 60-day period following receipt of notice of such Proposed Change to terminate such Service upon written notice to The Limited, and such termination shall be effective within the time period specified in Section 5.02 with respect to such Service. If Lane Bryant terminates such Service in accordance with this Section 3.09(b), The Limited shall continue to provide such Service until the effective date of such termination on the financial terms (or reasonable estimate thereof) existing prior to the Proposed Change. For purposes of this paragraph, a "significant increase" means an aggregate increase of more than 10% over the total amount of Service Costs applicable to any such Service during the previous Fiscal Year of The Limited; provided such increase is at least $100,000 with respect to any allocated overhead and provided such increase is at least $500,000 with respect to any non-allocated overhead cost (each such amount as annually adjusted for changes pursuant to the U.S. Department of Commerce Services Index).

                                   ARTICLE 4
                    Provision of Services; Indemnification

     Section 4.01. General Standard of Service. Except as otherwise agreed with Lane Bryant or described in this Agreement, and provided that The Limited is not restricted by contract with third parties or by applicable law, The Limited agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder shall be substantially the same as that of the Services which The Limited generally provides from time to time to its Subsidiaries and Affiliates throughout its businesses. Subject to The Limited's express obligations under this Agreement, management of and control over the provision of the Services (including without limitation the determination or designation at any time of the Equipment, employees and other resources of the Limited Entities to be used in connection with the provision of the Services) shall reside solely with The Limited. Without limiting the generality of the foregoing, all labor matters relating to any associates of The Limited and its Subsidiaries (including, without limitation, any associates of any Limited Entity involved in the provision of Services to Lane Bryant) shall be within the exclusive control of The Limited, and Lane Bryant shall take no action affecting such matters.

     Section 4.02. Ownership of Products. (a) Notwithstanding any other provision of this Agreement, title to all Products or other materials that are transported, shipped, warehoused or otherwise held in the custody of any Limited Entity on behalf of Lane Bryant shall at all times remain with Lane Bryant, and Lane Bryant shall at all times be the owner of record of such Products or other materials, and, subject to Section 4.04, shall be solely responsible for any matters arising from such products.

     (b) In connection with any obligations of any Limited Entity to a third party, The Limited shall not permit any lien or other encumbrance to be placed upon any Products or other materials that are transported, shipped, warehoused or otherwise held in the custody of any Limited Entity on behalf of Lane Bryant or any of its Subsidiaries. The Limited, on behalf of all Limited Entities, hereby waives any rights under applicable laws, rules or regulations such Limited Entities may have as a warehouseman or otherwise with respect to the Products or other materials that are transported, shipped, warehoused or otherwise held in the custody of any Limited Entity on behalf of Lane Bryant. The Limited shall execute, and shall cause the other Limited Entities to execute, any agreement, waiver, assignment or other document reasonably requested from time to time by the lenders to Lane Bryant and Parent that relate to the matters set forth in this Section 4.02.

     Section 4.03. Review Meetings. The parties agree to hold review meetings (the "Review Meetings") not less than once each Fiscal Year of The Limited on a date to be set by management of The Limited with the consent of Lane Bryant, which shall not be unreasonably withheld, conditioned or delayed. Representatives of Lane Bryant and of all Limited Entities which are providing Services to Lane Bryant at the time of the meeting shall attend the Review Meeting and shall review and discuss any operational, strategic or other issues raised by any participant with respect to the provision of the Services, including any Proposed Changes pursuant to Section 3.09 prior to their effective date. The parties intend that information exchanged at such Review Meetings shall be in addition to ongoing communication between representatives of Lane Bryant and the Limited Entities with respect to the provision of the Services hereunder.

     Section 4.04. Limitation of Liability. Lane Bryant agrees that none of the Limited Entities and their respective directors, officers, agents, and employees (each, a "Limited Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Lane Bryant or any other Person for or in connection with the Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

     (b) Notwithstanding the provisions of Section 4.04(a) or any other provision of this Agreement, none of the Limited Entities shall be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform The Limited's obligations under this Agreement. This disclaimer applies without limitation (1) to claims arising from the provision of the Services or any failure or delay in connection therewith;
(2) to claims for lost profits; (3) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (4) regardless of whether such damages are foreseeable or whether The Limited has been advised of the possibility of such damages.

     (c) In addition to the foregoing, Lane Bryant agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its and its Subsidiaries damages, whether direct or indirect, due to, resulting from or arising in connection with any failure by The Limited to comply fully with its obligations under this Agreement.

     Section 4.05. Indemnification of The Limited by Lane Bryant. Lane Bryant agrees to indemnify and hold harmless each Limited Indemnified Person from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by any Limited Indemnified Person arising out of or in connection with Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, any transaction entered into in connection with the Services to be performed hereunder or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that Lane Bryant shall not be responsible for any damages of any Limited Indemnified Person that have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above (it being understood and agreed that the provision by any Limited Entity of any of the Services without obtaining the consent of any party to any contract or agreement to which any Limited Entity is a party as of the date hereof shall not constitute gross negligence or willful misconduct by any Limited Entity; provided that the relevant Limited Entity has used commercially reasonable efforts to obtain the relevant consent). Notwithstanding the provisions of this Section 4.05 or any other provision of this Agreement, Lane Bryant shall not be liable for (1) any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Lane Bryant's obligations under this Agreement, (2) any damage to property (other than the Products or other property owned or held for use by Lane Bryant) located within the Building (but outside of the Premises), where such damage is caused by any Limited Entity or any of their employees or agents; or (3) any damage to property of any Limited Entity located within the Premises (other than property located in the Premises pursuant to the HQ Lease or in connection with the provision of the Services hereunder), except for damages arising out of the gross negligence or willful misconduct of Lane Bryant and any of its Affiliates or any of their employees or agents.

     Section 4.06. Indemnification of Lane Bryant by The Limited; Mitigation of Damages. (a) Except as set forth in Section 4.07, The Limited agrees to indemnify and hold harmless Lane Bryant and its directors, officers, agents, and employees (each, a "Lane Bryant Indemnified Person") from and against any and all Damages incurred or suffered by any Lane Bryant Indemnified Person arising out of the gross negligence or willful misconduct of any Limited Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

     (b) In addition to the foregoing, The Limited agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its and its Affiliates' damages, whether direct or indirect, due to, resulting from or arising in connection with any failure by Lane Bryant to comply fully with its obligations under this Agreement and any other matter for which Lane Bryant is obligated to indemnify a Limited Indemnified Person under
Section 4.05 hereunder.

     Section 4.07. Notice of Certain Matters. If Lane Bryant at any time believes that The Limited is not in full compliance with its obligations under this Agreement, Lane Bryant shall so notify The Limited in writing promptly (but not later than 30 days) after becoming aware of such possible non-compliance by The Limited. Such notice (a "Non-Compliance Notice") shall set forth in reasonable detail the basis for Lane Bryant's belief as well as Lane Bryant's view as to the steps to be taken by The Limited to address the possible non-compliance. For the 30 days after receipt of such a notice, appropriate representatives of The Limited and Lane Bryant shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. If such matters are not resolved through such discussions, Lane Bryant may elect to terminate The Limited's obligation to provide or procure, and its obligation to purchase, the Service or Services referred to in its Non-Compliance Notice in accordance with Section 5.02. In the event such matters are resolved through such discussions and Lane Bryant does not elect to terminate such Service or Services within 60 days of the end of the 30-day period referred to in the third sentence of this Section 4.07, Lane Bryant shall not be entitled to deliver another Non-Compliance Notice or pursue other remedies with respect to same or any substantially similar matter so long as The Limited complies in all material respects with the terms of such resolution.

     Section 4.08. Indemnification Procedures. (a) Each party and any other indemnified persons shall be entitled to the indemnity described in this Article 4, provided that, in the case of third party claims, the following conditions are met (the party obliged to provide indemnification is referred to as the "Indemnifying Party," and the party entitled to be indemnified is referred to as the "Indemnified Party"):

               (1) Promptly upon learning of any claim for which indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of such claim and shall furnish to the Indemnifying Party all information known and reasonably available to the Indemnified Party related to such claim; provided that any failure to comply with the provisions of this clause (1) shall not relieve the Indemnifying Party of its indemnification obligations except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

               (2) In the event of the commencement of litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party, and the Indemnifying Party shall promptly assume and thereafter diligently prosecute the defense of such claim, and the Indemnifying Party shall bear all Damages in connection therewith, using counsel selected by the Indemnifying Party (which shall be subject to the Indemnified Party's approval, which shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall be entitled to engage separate counsel and participate in such defense; provided that the fees and expenses and such separate counsel shall be paid by the Indemnified Party unless the interests of the Indemnified Party and the Indemnifying Party are in conflict so that they cannot be adequately represented by the same counsel, in which event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party following a final determination of the indemnification liabilities hereunder.

               (3)  Neither the Indemnifying Party nor the Indemnified
          Party shall settle any such claim without the prior written consent of the other party, which consent may be withheld in the other party's sole discretion if such settlement would require the expenditure of funds by the other party or admit on behalf of, or otherwise attribute to, the other party any fault or misconduct. To the extent that both The Limited and Lane Bryant are required to bear damages, claims, costs and expenses with respect to a particular claim, the intent of The Limited and Lane Bryant is that they shall bear such damages, claims, costs and expenses in proportion to their respective degrees of responsibility for such claim as allocated in this Article 4 or, if not allocated herein, then in accordance with their respective percentages of fault or responsibility for such claims.

     (b)  Except as otherwise specifically set forth herein, the terms of this
Article 4 shall provide the exclusive remedy for monetary damages of the Limited Indemnified Persons and the Lane Bryant Indemnified Persons with respect to Damages associated with the matters set forth in this Agreement.

                                   ARTICLE 5
                             Term and Termination

     Section 5.01. Term. Except as otherwise provided in this Article 5 or as otherwise agreed in writing by the parties, this Agreement shall be effective as of the date hereof and The Limited's obligation to provide or procure, and Lane Bryant's obligation to purchase, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02.

     Section 5.02.  Termination of the Parties.

     (a) Lane Bryant only may terminate Services hereunder pursuant to the following provisions:

               (i) Lane Bryant may terminate any Service hereunder if The Limited shall have failed to perform any of its material obligations under this Agreement relating to such Service, Lane Bryant has notified The Limited in writing of such failure, and such failure shall have continued for a period of 60 days after receipt by The Limited of written notice of such failure; and

               (ii) For any reason, upon 60 days advance written notice, Lane Bryant may terminate any Service the initial term of which as set forth in the applicable Schedule for such Service does not extend beyond October 1, 2002.

               (iii) For any reason, upon 15 months advance written notice, Lane Bryant may terminate any Service the initial term of which as set forth in the applicable Schedule for such Service extends beyond October 1, 2002; provided that the effective date of such termination shall be no earlier than the second anniversary of the date of this Agreement.

     (b) The Limited may terminate any Service at any time: (1) upon a Change of Control of Lane Bryant; provided that the effective date of such termination shall be the later of (x) 60 days from the date of The Limited's termination notice (which may be given after receipt of the Change of Control Notice (as defined in Section 5.04) or otherwise upon The Limited's becoming aware of a contemplated Change of Control of Lane Bryant) and (y) the date of such Change of Control of Lane Bryant; (2) if Lane Bryant shall have failed to perform any of its material obligations under this Agreement relating to such Service, The Limited has notified Lane Bryant in writing of such failure, and such failure shall have continued for a period of 60 days after receipt by Lane Bryant of written notice of such failure; (3) pursuant to Section 3.07(c); or (4) upon the termination by The Limited of the HQ Lease following a default and breach by Lane Bryant.

     Section 5.03. Effect of Termination. (a) Upon termination of any Service pursuant to Sections 3.07(c), 3.09, 4.07, 5.02 or 5.05, or upon termination of this Agreement in accordance with its terms, The Limited shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) or to perform its obligations hereunder, and Lane Bryant shall have no obligation to purchase any such Services from The Limited, pay any fees relating to such Services or make any other payments hereunder; provided that this Agreement shall not in any way operate to impair or destroy any of the rights or remedies of either party or to relieve either party of its obligations to comply with the provisions of this Agreement which have accrued prior to the effective date of termination. Notwithstanding such termination, but subject to the other terms of this Agreement, (1) Lane Bryant shall remain liable to The Limited for all Service Costs incurred by any Limited Entity on behalf of Lane Bryant in connection with the provision of any Services prior to the effective date of the termination (including without limitation (A) the aggregate outstanding amount of any capital expenditure incurred by any Limited Entity on behalf of Lane Bryant in accordance with the terms of this Agreement, and (B) any amounts owed under any noncancelable or other contract or agreement entered into by any Limited Entity on behalf of Lane Bryant); (2) The Limited shall continue to charge Lane Bryant for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Lane Bryant shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (3) the provisions of Articles 4, 5 and 6 shall survive any such termination indefinitely.

     (b) No later than six (6) months following the effective date of any termination of this Agreement (18 months following the effective date of any termination of this Agreement as to amounts payable in connection with the Services provided under Schedule IV), The Limited shall invoice Lane Bryant for the aggregate outstanding amount payable to The Limited pursuant to Section 5.03(a)(1). Lane Bryant shall pay such amount within 30 days of receipt of such invoice, by wire transfer of immediately available funds to an account designated by The Limited.

     (c) As soon as practicable, and in any event no later than 30 days after termination of this Agreement in accordance with its terms, each party shall return to the other party in accordance with such other party's instructions and at such other party's expense, all of the other party's materials and Confidential Information in its possession or control (including, without limitation, all Confidential Information and any copies thereof).

     (d) Following the delivery of a notice with respect to the termination of any Service, The Limited and Lane Bryant, commencing promptly following such notice, shall cooperate in good faith to provide for an orderly transition of such Service to Lane Bryant or to a successor service provider in accordance with a transition schedule reasonably requested by Lane Bryant.

     Section 5.04. Notification of Change of Control. Lane Bryant shall promptly notify The Limited of any Change of Control of Lane Bryant or Change of Control of Parent (or any definitive agreement, arrangement or plan which, if consummated, would result in such a Change of Control), setting forth the date and circumstances of such Change of Control and the identity of the third party(ies) involved in such Change of Control (such notice, the "Change of Control Notice").

     Section 5.05. Change of Control of Parent. Immediately upon any Change of Control of Parent by a Person which is engaged in the specialty retail apparel business, The Limited may impose a 10% surcharge on all Service Costs (other than Service Costs in connection with Schedule III, for which The Limited may impose a 20% surcharge on such Service Costs) incurred by Lane Bryant from the date of the Change of Control of Parent, which surcharge shall be deemed to be part of such Service Costs. If The Limited imposes such surcharge, then from and after the date such surcharge is imposed, Lane Bryant shall have the right to terminate the Services under Schedule III upon twelve months advance written notice to The Limited.

                                   ARTICLE 6
                                 Miscellaneous

     Section 6.01. Confidential Information; Non-Solicitation. (a) Confidential Information. Either party may provide to the other party certain confidential, proprietary and trade secret business and technical information in connection with the performance of this Agreement ("Confidential Information"). All information shall be presumed to be Confidential Information unless such information is generally available to the public (other than by the receiving party in violation of this Section 6.01) or if a disclosing party acknowledges in writing that such information is not Confidential Information. Each party shall preserve the confidentiality of all Confidential Information that is provided by the other party in connection with this Agreement, and shall not, without the prior written consent of the other party, disclose, display or make available to any Person, or use for its own or any other Person's benefit, other than as necessary in performance of or its obligations under this Agreement, any Confidential Information of the other party; provided that a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided, further that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties shall exercise a commercially reasonable standard of care to safeguard all Confidential Information of the other party against improper disclosure or use. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provision of this Section 6.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.01.

     (b) Notwithstanding the provisions of Section 6.01, upon a Change of Control of Lane Bryant or a Change of Control of Parent, Lane Bryant shall (1) promptly (but in no event later than 30 days after the occurrence of such Change of Control) return to The Limited or destroy all Confidential Information in its possession (or that of any of its Affiliates) relating to The Limited or any of its Affiliates, (2) no longer be permitted to use such Confidential Information in its business or operations (or the business or operations of any of its Affiliates) and (3) promptly (but in no event later than 30 days after the occurrence of such Change of Control) deliver a written certificate to The Limited executed by Lane Bryant's Chief Executive Officer expressly acknowledging the obligations set forth in clauses (1) and (2) of this sentence and certifying that Lane Bryant has and will continue to adhere to such requirements.

     (c) Third-Party Non-Disclosure Agreements. To the extent that any third-party proprietor of information or software to be disclosed or made available to Lane Bryant in connection with performance of Services requires a specific form of non-disclosure agreement as a condition of its consent to use of the same for the benefit of Lane Bryant or to permit Lane Bryant access to such information or software, Lane Bryant will execute (and will cause Lane Bryant employees to execute, if required) any such form.

     (d) Non-Solicitation. From, and until the expiration of six (6) months from the termination of all of the Services under this Agreement, Lane Bryant shall not, and shall cause its Affiliates not to, without the prior written approval of The Limited, directly or indirectly solicit for employment any person who is an employee of The Limited or any of its Affiliates and who has performed any of the Services under this Agreement or with whom the Lane Bryant or any of its Affiliates otherwise has had any contact at any time during the performance of the Services hereunder; provided that the foregoing shall not prohibit solicitation conducted through an independent employment or recruitment firm (so long as the firm was not directed to solicit such person or the personnel of The Limited or its Affiliates generally) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of The Limited or its Affiliates.

     Section 6.02. Audits. (a) Throughout the term of this Agreement and for one (1) year thereafter, Lane Bryant shall have the right once within each 12 month period, at its own expense and on thirty (30) days advance written notice to The Limited, to have its auditors or other representatives audit the books and records of any Limited Entity for the sole purpose of certifying the accuracy of the Service Costs and Cost Components charged by The Limited to Lane Bryant in accordance with the terms of this Agreement for the preceding 12-month period. In the event such auditing indicates any overpayment or underpayment of amounts paid to The Limited by Lane Bryant, the applicable party shall pay the other party for the amount of such overpayment or underpayment, as the case may be, plus interest accruing monthly from the date of such overpayment or underpayment until the settlement of such amount is made at the greater of (1) 12% and (2) the Reference Rate plus 5%, in each case per annum compounded monthly from the relevant payment date through the date of payment (provided that such interest rate shall not exceed the maximum rate permitted by applicable law), within thirty (30) days following the date of such audit.

     (b) Notwithstanding any other provision of this Agreement, upon a Change of Control of Parent by a Person which is engaged in the specialty retail apparel business, (1) Lane Bryant only shall be permitted to exercise its rights under Section 6.02(a) by employing the services of a third party auditor reasonably acceptable to The Limited, (2) Lane Bryant and its Affiliates shall have no access to such auditor's workpapers and (3) such auditor shall agree in writing to be bound by a confidentiality agreement with respect to the foregoing on terms reasonably acceptable to The Limited.

     Section 6.03. No Agency. (a) Nothing in this Agreement shall constitute or be deemed to constitute a partnership, agency or joint venture between the parties hereto or, except as is necessary for performance of the Services, shall constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to make any statements, representations or commitments of any kind, take any action which shall be binding on the other, or bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

     (b) Nothing in this Agreement shall establish or be deemed to establish any fiduciary relationship between the parties hereto. The parties' respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

     (c) Except as otherwise specifically provided for herein, each party shall be responsible for compliance with all applicable laws, rules, regulations and orders of governmental authorities, for obtaining required licenses and permits, for the payments of all applicable taxes and for the conduct and compensation of its employees.

     Section 6.04. Force Majeure. (a) Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire; floods; storms; embargoes, war or acts of war (declared or undeclared); insurrections, riots or other civil commotions; strikes, lockouts, or other labor disturbances; explosions; sabotage; accidents; governmental orders; changes in statutes, rules or regulations; delays by unaffiliated suppliers or carriers; shortages of fuel, power, raw materials or components; acts of God; or acts, omissions, or delays in acting by any governmental or military authority, or the other party; provided, however, it is understood that this Section 6.04 is intended only to suspend and not discharge a party's obligations under this Agreement, and that when the causes of the failure or delay are removed or alleviated the affected party shall resume performance of its obligations hereunder. A party that is unable to fulfill its obligations due to any "force majeure" event shall (1) promptly after the occurrence thereof give notice to the other party with details of such event and (2) use its commercially reasonable best efforts to remedy such event as promptly as practicable. If The Limited is unable to provide any of the Services due to force majeure, both parties shall exert commercially reasonable best efforts to cooperatively seek a solution that is mutually satisfactory, such as the subcontracting of all or part of the provision of the Services under the supervision of The Limited for the period of time during or affected by the force majeure.

     (b) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), Lane Bryant shall have the right, but not the obligation, to engage Subcontractors to perform such obligations for the duration of such period that force majeure delays or prevents the performance of such obligation by a party.

     Section 6.05. Entire Agreement; Successors and Assigns. (a) This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by authorized representatives of the parties after the date hereof that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. Except as expressly provided herein, neither party may assign, delegate or otherwise transfer any rights or duties under this Agreement to any party without the prior written consent of the other party hereto.

     Section 6.06. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission (with the original copy promptly thereafter delivered by mail), or mail, to the following addresses:

     (a)  If to Lane Bryant or Parent, to:

                      Charming Shoppes, Inc.

                      450 Winks Lane
                      Bensalem, PA 19020
                      Fax: (215) 638-6648.
                      Attention: Colin D. Stern

                      with a copy (which shall not constitute notice) to:

                      Drinker, Biddle & Reath LLP
                      One Logan Square
                      19th & Cherry Streets
                      Pennsylvania, PA 19103
                      Fax: (215) 988-2757
                      Attention: Howard A. Blum

     (b)  If to The Limited, to:

                      The Limited, Inc.
                      Three Limited Parkway
                      Columbus, OH 43230
                      Fax: (614) 415-7188
                      Attention: Samuel P. Fried

                      with a copy (which shall not constitute notice) to:

                      Davis Polk & Wardwell
                      450 Lexington Avenue
                      New York, NY 10017
                      Fax: (212) 450-4800
                      Attention: David L. Caplan

or to such other addresses or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this
Section 6.06.

     Section 6.07. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws and rules of such state.

     Section 6.08. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.06 shall be deemed effective service of process on such party.

     Section 6.09. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 6.10. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

     Section 6.11. Amendment. (a) This Agreement may not be amended or modified except in writing signed by the parties hereto.

     (b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized in writing by the other party. No course of dealing, manner of performance or failure of any party hereto to enforce at any time any provision of this Agreement shall be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision in accordance with its terms. No wavier of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 6.12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when

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

taken together, shall constitute one agreement. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

     Section 6.13. Headings; Interpretation and Construction. The headings to sections of this Agreement and the table of contents to this Agreement are inserted for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provisions of this Agreement. The words "include," "includes," "including" and "such as" are deemed to be followed by the phrase ", without limitation,". All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified. Any reference to the masculine, feminine or neuter gender shall include such other genders, and references to the singular or plural shall include the other, in each case unless the context otherwise requires. The Schedules hereto shall be deemed to be incorporated in and an integral part of this Agreement.

     Section 6.14. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.


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                                       23

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

                                        THE LIMITED, INC.


                                        By: /s/ Timothy J. Faber
                                           --------------------------------
                                            Name:  Timothy J. Faber
                                            Title: Vice President-Treasury,
                                                     Mergers and
                                                     Acquisitions


                                        LBH, INC.


                                        By: /s/ Anthony DeSabato
                                           --------------------------------
                                            Name:  Anthony DeSabato
                                            Title: Executive Vice President

Undertaking and Guarantee:

The undersigned hereby guarantees the
performance of all of the obligations of LBH, Inc. under this Agreement, and, in addition, agrees to undertake the obligations set forth in Section 5.04 and Section 6.01.


CHARMING SHOPPES, INC.

By:  /s/ Eric M. Specter
    ---------------------------------
     Name:  Eric M. Specter
     Title: Executive Vice President

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